UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2015

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California 94925 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2015, the board of directors of Restoration Hardware Holdings, Inc. (the “Company”) appointed Ali Rowghani, 42, as a Class II director, with a term expiring at the Company’s 2017 annual meeting of stockholders. Mr. Rowghani will also serve as a member of the nominating and corporate governance committee of the board of directors of the Company, effective immediately.

Mr. Rowghani served as the Chief Operating Officer of Twitter, Inc. an online social networking service, from December 2012 to June 2014, and served as Twitter’s Chief Financial Officer from March 2010 to December 2012. From June 2002 to February 2010, Mr. Rowghani served in several roles at Pixar Animation Studios, Inc., a computer animation film studio, including as Chief Financial Officer and Senior Vice President of Strategic Planning. Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University.

Mr. Rowghani is eligible to receive the standard compensation paid to non-employee directors, as described in the Company’s Proxy Statement filed on Schedule 14A on May 15, 2014. He is also expected to enter into the Company’s standard indemnification agreement.

A copy of the Company’s press release announcing the appointment of Mr. Rowghani is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events.

As a result of Mr. Rowghani’s appointment to fill the vacancy on the Company’s board of directors, the Company has regained compliance with Section 303A.01 of the NYSE Listed Company Manual, which requires that the board of directors of a listed company be comprised of a majority of independent directors.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated January 22, 2015 – RH Appoints Ali Rowghani to Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: January 22, 2015	By:	/s/ Karen Boone
Karen Boone
Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 22, 2015 – RH Appoints Ali Rowghani to Board of Directors.